Exhibit 4.6

RARE HOSPITALITY INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

RARE HOSPITALITY INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

Effective as of the 1st of January, 2003, RARE Hospitality International, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Controlling Company”), hereby amends and restates the RARE Hospitality International, Inc. Deferred Compensation Plan (the “Plan”), formerly named the RARE Hospitality International, Inc. FutureComp Service Plan.

BACKGROUND AND PURPOSE

A. Background. The Plan initially was adopted by the Controlling Company effective as of February 1, 2000, and has been amended since that date. The Plan, as set forth in this document, is intended to be, and should be construed as, an amendment, restatement and continuation of the Plan as previously in effect.

B. Purpose. The Controlling Company desires to provide its designated key management employees (and those of its Affiliates that participate in the Plan) with an opportunity (i) to defer the receipt and income taxation of a portion of such employees’ annual compensation, and (ii) to provide supplemental retirement income to such employees.

C. Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which the deferrals and company contributions may be made and to describe the nature and extent of the employees’ rights to such amounts.

D. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees.

STATEMENT OF AGREEMENT

To amend, restate and rename the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions as follows:

RARE HOSPITALITY INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

i

1.30	Participating Company	4
1.31	Plan	4
1.32	Plan Year	5
1.33	Retirement Plan Committee	5
1.34	Surviving Spouse	5
1.35	Valuation Date	5

ARTICLE II ELIGIBILITY AND PARTICIPATION		6

2.1	Eligibility	6
(a)	Participation on Effective Date	6
(b)	Interim Plan Year Participation	6
(c)	Annual Participation	6
(d)	Grandfathered Participants	6
2.2	Procedure for Admission	6
2.3	Cessation of Eligibility	6

ARTICLE III PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING		8

3.1	Participants’ Accounts	8
(a)	Establishment of Accounts	8
(b)	Nature of Contributions and Accounts	8
(c)	Several Liabilities	8
(d)	General Creditors	8
3.2	Deferral Contributions	8
(a)	Effective Date	9
(b)	Term	9
(c)	Amount	10
(d)	Revocation	10
(e)	Crediting of Deferral Contributions	10
3.3	Matching Contributions	10
3.4	Discretionary Contributions	11
3.5	Debiting of Distributions	11
3.6	Crediting of Earnings	11
(a)	Rate of Return	11
(b)	Amount Invested	11
(c)	Determination of Amount	11
3.7	Value of Account	12
3.8	Vesting	12
(a)	Deferral Contributions	12
(b)	Company Contributions	12
(c)	Accelerated Vesting	12
3.9	Notice to Participants of Account Balances	13
3.10	Good Faith Valuation Binding	13
3.11	Errors and Omissions in Accounts	13

ARTICLE IV INVESTMENT FUNDS		14

4.1	Selection by Retirement Plan Committee	14
4.2	Participant Direction of Deemed Investments	14
(a)	Nature of Participant Direction	14
(b)	Investment of Contributions	14
(c)	Retirement Plan Committee Discretion	14

ARTICLE V PAYMENT OF ACCOUNT BALANCES		15

5.1	Benefit Payments Upon Termination of Service for Reasons Other Than Death.	15
(a)	General Rule Concerning Benefit Payments	15
(b)	Timing of Distribution	15
5.2	Form of Distribution	16
(a)	Single-Sum Payment	16
(b)	Annual Installments	16
(c)	Form of Assets	17
5.3	Death Benefits	17
5.4	In-Service Distributions	17
(a)	Hardship Distributions	17
(b)	Distributions with Forfeiture	18
5.5	Beneficiary Designation	18
(a)	General	18
(b)	No Designation or Designee Dead or Missing	18
5.6	Taxes	19
5.7	Offset	19

ARTICLE VI CLAIMS		20

6.1	Claims	20
(a)	Initial Claim	20
(b)	Appeal	20
(c)	Satisfaction of Claims	20

ARTICLE VII SOURCE OF FUNDS; TRUST		21

7.1	Source of Funds	21
7.2	Trust	21
(a)	Establishment	21
(b)	Distributions	21
(c)	Status of the Trust	21

ARTICLE VIII RETIREMENT PLAN COMMITTEE		22

8.1	Action	22
8.2	Rights and Duties	22
8.3	Compensation, Indemnity and Liability	23

ARTICLE IX AMENDMENT AND TERMINATION		24

9.1	Amendments	24
9.2	Termination of Plan	24

ARTICLE X MISCELLANEOUS		25

10.1	Taxation	25
10.2	No Employment Contract	25
10.3	Headings	25
10.4	Gender and Number	25
10.5	Assignment of Benefits	25
10.6	Legally Incompetent	25
10.7	Governing Law	26

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.

1.1 Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary.

1.2 Affiliate shall mean (i) any corporation or other entity that is required to be aggregated with the Controlling Company under Code Section 414(b), (c), (m) or (o); and (ii) any other entity in which the Controlling Company has an ownership interest and which the Controlling Company designates as an Affiliate for purposes of the Plan.

Base Salary shall mean, for a Participant for any Plan Year, the total of such Participant’s cash compensation for such Plan Year paid or payable in a regular paycheck (excluding any Bonus); minus any such amounts that consist of reimbursement or other expense allowances, fringe benefits, moving expenses and welfare benefits.

1.3 Beneficiary shall mean, with respect to a Participant, the person(s) designated in accordance with Section 5.5 to receive any death benefits that may be payable under the Plan upon the death of the Participant.

1.4 Board shall mean the Board of Directors of the Controlling Company.

1.5 Bonus shall mean, for a Plan Year, the portion of a Participant’s Compensation designated as a bonus by the Retirement Plan Committee.

1.6 Bonus Period shall mean, with respect to a Bonus, the period during which such Bonus is earned, regardless of when the Bonus is actually paid.

1.7 Business Day shall mean each day on which national banks generally operate and are open to the public for business.

1.8 Change in Control shall mean (i) the purchase or other acquisition in one or more transactions other than from the Controlling Company, by any individual, entity or group of persons, within the meaning of section 13(d)(3) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 of Securities Exchange Act of 1934) of 30% or more of either the outstanding shares of common stock or the combined voting power of the Controlling Company’s then outstanding voting securities entitled to vote generally; (ii) the approval by the stockholders of the Controlling Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Controlling Company immediately prior to such reorganization, merger or consolidation do not immediately thereafter own more than 50% of the combined voting power of the reorganized, merged or consolidated Controlling Company’s then outstanding securities that are entitled to vote generally in the election of directors; or (iii) the sale of substantially all of the Controlling Company’s assets. Notwithstanding the foregoing, no Change in Control will have occurred for purposes of the Plan if the Retirement Plan Committee, as constituted before the occurrence of any event that technically constitutes a Change in Control (as defined hereinabove), formally determines that (i) such event was merely a formalistic change with little or no substantive significance as to the persons ultimately controlling the applicable company, and (ii) such event will not be treated as a Change in Control for purposes of the Plan.

1.9 Code shall mean the Internal Revenue Code of 1986, as amended.

1.10 Company Contributions shall mean Matching Contributions and Discretionary Contributions.

1.11 Compensation shall mean:

(a) Common Law Employees. For a Participant (other than a Nonemployee Director) for any Plan Year, the total of such Participant’s Base Salary, commissions and Bonus(es) for such Plan Year paid or payable while an active Participant in the Plan, plus any amounts deferred at the election of the Participant under any plan described in Code Sections 401(k) or 125 for such Plan Year, plus his Deferral Contributions for such Plan Year, and minus expense reimbursements, fringe benefits, moving expenses and welfare benefits, and Compensation in excess of $200,000 (or such other limit as may be in effect under Code Section 401(a)(17)).

(b) Nonemployee Directors. For a Participant who is a Nonemployee Director, Compensation shall mean the fees paid by the Controlling Company to such individual for service as a director (or as a member of any committee of the Board).

1.12 Controlling Company shall mean RARE Hospitality International, Inc., a Delaware corporation with its principal place of business in Atlanta, Georgia.

1.13 Deferral Contributions shall mean, for each Plan Year, that portion of a Participant’s Compensation deferred under the Plan pursuant to Section 3.2.

1.14 Deferral Election shall mean a written, electronic or other form of election pursuant to which a Participant may elect to defer under the Plan all or a portion of his Compensation.

1.15 Disabled or Disability shall mean that a Participant suffers from a condition that would be considered a “Disability” as such term is defined in the 401(k) Plan.

1.16 Discretionary Contributions shall mean, for each Plan Year, contributions to a Participant’s Account made pursuant to Section 3.4.

1.17 Effective Date shall mean January 1, 2003, the date that this restatement of the Plan shall be effective. The Plan was initially effective as of February 1, 2000.

1.18 Eligible Employee shall mean, for a Plan Year, an individual who is (i) an employee of a Participating Company who is an HCE, (ii) an employee of a Participating Company whose job classification is director or above, (iii) a Nonemployee Director, or (iv) designated by the Retirement Plan Committee, from time to time and in its sole discretion, on an individual basis or as part of a specified group, as eligible to participate in the Plan. For the purpose of this section, an individual who is an HCE for a Plan Year but fails to qualify as an HCE for a subsequent Plan Year due to either an increase in the Code Section 414(q) compensation threshold or a decrease in Bonuses received will nonetheless be treated as an HCE for such subsequent Plan Year; provided, such Participant has not been removed from Plan participation under Section 2.3.

1.19 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.20 Financial Hardship shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent [as defined in Code Section 152(a)], loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Retirement Plan Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Retirement Plan Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

1.21 401(k) Plan shall mean the RARE Hospitality International, Inc. Savings Plan.

1.22 HCE shall mean, for any Plan Year, a highly compensated employee within the meaning of Code Section 414(q).

1.23 Investment Election shall mean an election, made in such form as the Retirement Plan Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account shall be deemed to be invested.

1.24 Investment Funds shall mean the investment funds selected from time to time by the Retirement Plan Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

1.25 Matchable Deferral Amount shall mean the product of (i) the Participant’s Compensation, and (ii) the maximum percentage of match-eligible compensation a participant may contribute to the 401(k) Plan.

1.26 Matching Contributions shall mean the contributions credited to a Participant’s Account under Section 3.3.

1.27 Matching Percentage shall mean the matching percentage(s) that apply under the 401(k) Plan to determine the amount of matching contributions to be made with respect to before-tax contributions made by participants.

1.28 Nonemployee Director means any member of the Board of Directors of the Controlling Company who is not an employee of the Controlling Company or an Affiliate.

1.29 Participant shall mean any person who has been admitted to, and has not been removed from, active participation in the Plan pursuant to the provisions of Article II, or who otherwise has an Account under the Plan.

1.30 Participating Company shall mean, as of the Effective Date, the Controlling Company and its Affiliates that are designated by the Controlling Company (on Exhibit A hereto), as Participating Companies herein. In addition, any other Affiliate in the future may adopt the Plan with the consent of the Retirement Plan Committee, and such Affiliate’s name shall be added to Exhibit A.

1.31 Plan shall mean the RARE Hospitality International, Inc. Deferred Compensation Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

1.32 Plan Year shall mean the 12-consecutive-month period ending on December 31 of each year.

1.33 Retirement Plan Committee shall mean the committee appointed by the Board to act on behalf of the Controlling Company in administering the Plan, as provided in Article VIII.

1.34 Surviving Spouse shall mean, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse shall be made as of the date of such Participant’s death.

1.35 Valuation Date shall mean each Business Day; provided, the value of an Account on a day other than a Valuation Date shall be the value determined as of the immediately preceding Valuation Date.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility.

(a) Participation on Effective Date. Each individual who is a Participant on the date immediately preceding the Effective Date shall continue as an active Participant in the Plan in accordance with the terms of the Plan.

(b) Interim Plan Year Participation. Each individual who becomes an Eligible Employee during a Plan Year shall be eligible to participate in the Plan for a portion of such Plan Year. Effective for months commencing on or after April 1, 2003, such individual’s participation shall become effective as of the first day of the month beginning after the date he satisfies the procedure for admission described below, provided such procedures are satisfied within 30 days following the date he becomes an Eligible Employee.

(c) Annual Participation. Each individual who is an Eligible Employee as of the first day of a Plan Year shall be eligible to participate in the Plan for the entire Plan Year. Such individual’s participation shall become effective as of the first day of such Plan Year (assuming he satisfies the procedure for admission described below).

(d) Grandfathered Participants. Each Eligible Employee who has not commenced participation in the Plan prior to the Effective Date and whose hire date is on or before December 31, 2001, shall be eligible to participate in the Plan effective as of the Effective Date (assuming he satisfies the procedure for admission described below).

2.2 Procedure for Admission.

Each Eligible Employee shall become a Participant by completing such forms and providing such data in a timely manner, as are required by the Retirement Plan Committee as a precondition of participation in the Plan. Such forms and data may include, without limitation, a Deferral Election, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation of a Beneficiary to receive any death benefits payable hereunder.

2.3 Cessation of Eligibility.

The Retirement Plan Committee may remove an employee from active participation in part or all of the Plan if, as of any day during a Plan Year, he ceases to satisfy the criteria which qualified him as an Eligible Employee, in which case his deferrals and contributions under the Plan shall cease. Even if his active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his Account shall continue to be credited with earnings as provided for in Section 3.6.

ARTICLE III

PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING

3.1 Participants’ Accounts.

(a) Establishment of Accounts. The Retirement Plan Committee shall establish and maintain, on behalf of each Participant, an Account. To the extent provided herein, each Participant’s Account shall be credited with (i) Deferral Contributions, (ii) Matching Contributions, if any, (iii) Discretionary Contributions, and (iv) earnings and losses attributable to such Account, and shall be debited by the amount of all distributions. Each Participant’s Account shall be maintained until the value thereof has been distributed to or on behalf of such Participant or his Beneficiary.

(b) Nature of Contributions and Accounts. The amounts credited to a Participant’s Account shall be represented solely by bookkeeping entries. Except as provided in Article VII, no monies or other assets shall actually be set aside for such Participant, and all payments to a Participant under the Plan shall be made from the general assets of the Participating Companies.

(c) Several Liabilities. Each Participating Company shall be severally (and not jointly) liable for the payment of benefits under the Plan in an amount equal to the total of (i) all undistributed Deferral Contributions withheld from Participants’ Compensation paid or payable by each such Participating Company, (ii) all undistributed Matching Contributions credited while such Participant was employed by such Participating Company, (iii) all undistributed Discretionary Contributions credited while such Participant was employed by such Participating Company, and (iv) all investment earnings attributable to the amounts described in clauses (i), (ii) and (iii) hereof. The Retirement Plan Committee shall allocate the total liability to pay benefits under the Plan among the Participating Companies pursuant to this formula, and the Retirement Plan Committee’s determination shall be final and binding.

(d) General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan shall be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of such Participating Company.

3.2 Deferral Contributions.

Each Eligible Employee who is eligible to participate in the Plan as of the first day of a Plan Year, and each Eligible Employee who becomes eligible to participate in the Plan for a portion of a Plan Year, may elect to have Deferral Contributions made on his behalf for such Plan Year (or portion thereof) by completing and delivering to the Retirement Plan Committee (or its designee) a Deferral Election setting forth the terms of his election. Subject to the terms and conditions set forth below, a Deferral Election shall provide for the reduction of each payment of Compensation paid during the Plan Year for which the Deferral Election is in effect. Subject to any modifications, additions or exceptions that the Retirement Plan Committee, in its sole discretion, deems necessary, appropriate or helpful, the following terms shall apply to such elections:

(a) Effective Date.

(1) Initial Deferral Election. A Participant’s initial Deferral Election with respect to his Compensation for any Plan Year shall be effective for the first payment of Compensation that is paid on or after the first day of the month next following the month in which the Deferral Election is submitted and becomes effective. To be effective, a Participant’s initial Deferral Election must be made within the time period prescribed by the Retirement Plan Committee (generally, before the first day of the Plan Year for which Deferral Contributions will be made or, within 30 days after the date on which his participation becomes effective pursuant to Plan Section 2.1(b)), and will apply only to Compensation paid in the following month. If an Eligible Employee fails to submit a Deferral Election in a timely manner, he shall be deemed to have elected not to participate in the Plan for that Plan Year with respect to his Compensation.

(2) Subsequent Deferral Election. A Participant’s subsequent Deferral Election with respect to his Compensation for any Plan Year must be made on or before the last day of the Plan Year immediately preceding the Plan Year for which he desires to participate and in which such Compensation to be deferred is paid; provided, each Participant who is participating in the Plan on the Effective Date will be required to submit a Deferral Election prior to the Effective Date which will apply to Compensation paid on or after the Effective Date.

(3) Application to Bonus Payments. Notwithstanding the foregoing provisions of this subsection, no Deferral Election shall operate to defer any Bonus payment attributable to a Bonus Period that ended before the effective date of the Deferral Election.

(b) Term. Each Participant’s Deferral Election shall remain in effect for Compensation paid during the current and all future Plan Years until the earliest of (i) the date the Participant ceases to be an active Participant for such Plan Year; (ii) the date the Participant makes a subsequent Deferral Election or revokes such Deferral Election; or (iii) the date as of which his Participating Company or the Retirement Plan Committee determines that such Participant’s Deferral Contributions will cease. If a Participant is transferred from the employment of one Participating Company to the employment of another Participating Company, his Deferral Election with the first Participating Company will remain in effect and will apply to his Compensation from the second Participating Company for the duration of the applicable Plan Year.

(c) Application and Amount. A Participant may elect to have his Deferral Election apply to one of the following categories of payments of Compensation: (1) Base Salary only; (2) Bonuses only; or (3) all payments of Compensation. A Participant may elect to defer his Base Salary, Bonuses or Compensation in 1% increments up to a maximum of 100%, but in no event may Deferral Contributions made for any Plan Year on behalf of a Participant other than a Nonemployee Director exceed the lesser of (i) 20% of the Participant’s Compensation (determined at the end of the Plan Year), or (ii) $20,000. The maximum percentage and/or amount described in the preceding sentence may be changed by the Retirement Plan Committee, in its discretion, from time-to-time.

(d) Revocation. A Participant may revoke his Deferral Election by delivering a written, electronic or other form of notice of revocation to the Retirement Plan Committee (or its designee). The revocation shall be effective with respect to payments of Compensation other than Bonuses as soon as practicable after the date on which it is received by the Retirement Plan Committee (or its designee). The revocation shall be effective with respect to any Bonus payment made with respect to a Bonus Period commencing after the date the Deferral Election is delivered to the Retirement Plan Committee (or its designee). A Participant who revokes a Deferral Election may enter into a new Deferral Election with respect to his Compensation for any subsequent Plan Year by making such Deferral Election on or before the last day of the Plan Year immediately preceding the Plan Year for which he desires to participate and in which the Compensation to be deferred is paid.

(e) Crediting of Deferral Contributions. For each Plan Year that a Participant has a Deferral Election in effect, the Retirement Plan Committee shall credit the amount of such Participant’s Deferral Contributions to his Account as of the Valuation Date which coincides with or immediately follows the date on which such amount would have been paid to him but for his Deferral Election.

3.3 Matching Contributions.

As soon as administratively feasible following the end of each calendar quarter, the Retirement Plan Committee shall credit to the Account of each Participant (other than a Participant who is a Nonemployee Director) a Matching Contribution equal to the product of (A) the Matching Percentage, and (B) the lesser of (1) the Participant’s Matchable Deferral Amount, or (2) the Participant’s Deferral Contributions made for such quarter; provided, Matching Contributions will only be made for a calendar quarter on behalf of a Participant who is employed by a Participating Company on the last day of such calendar quarter, unless the Participant terminated employment during the quarter due to death or Disability. Notwithstanding the foregoing, no Matching Contributions will be made with respect to Deferral Contributions withheld from Compensation paid to a Participant prior to the first January 1st or July 1st (whichever is earlier) following the first anniversary of his hire date.

3.4 Discretionary Contributions.

At such time or times, in such amount and under such terms, as a Participating Company (by separate agreement, with the consent of the Retirement Plan Committee) or the Retirement Plan Committee, in its sole discretion, may determine, the Retirement Plan Committee shall credit to the Account of any Eligible Employee a Discretionary Contribution. Any such contribution may be credited to any one or more of such Eligible Employee’s subaccounts (for example, his subaccount credited with Deferral Contributions, Matching Contributions, or any other subaccount established for such Eligible Employee), and such contribution shall take on the characteristics (such as the vesting schedule(s)) applicable to other funds in such subaccount(s). To the extent any special characteristics are to apply to any Discretionary Contributions, the Retirement Plan Committee shall specify these on an exhibit to the Plan.

3.5 Debiting of Distributions.

As of each Valuation Date, the Retirement Plan Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.6 Crediting of Earnings.

As of each Valuation Date, the Retirement Plan Committee shall credit to each Participant’s Account the amount of earnings and/or losses (including unrealized appreciation or depreciation) applicable thereto for the period since the immediately preceding Valuation Date. Such crediting of earnings and/or losses shall be effected as of each Valuation Date, as follows:

(a) Rate of Return. The Retirement Plan Committee shall first determine a rate of return for the period since the immediately preceding Valuation Date for each of the Investment Funds;

(b) Amount Invested. The Retirement Plan Committee next shall determine the amount of (i) each Participant’s Account that was deemed invested in each Investment Fund as of the immediately preceding Valuation Date; plus (ii) the amount of Deferral Contributions and Company Contributions credited to his Account since the immediately preceding Valuation Date; minus (iii) the amount of any distributions debited from the amount determined in clause (i) and (ii) since the immediately preceding Valuation Date; and

(c) Determination of Amount. The Retirement Plan Committee shall then apply the rate of return for each Investment Fund for such Valuation Date (as determined in subsection (a)

hereof) to the amount of the Participant’s Account deemed invested in such Investment Fund for such Valuation Date (as determined in subsection (b) hereof), and the total amount of earnings and/or losses resulting therefrom shall be credited to such Participant’s Account as of the applicable Valuation Date.

3.7 Value of Account.

The value of a Participant’s Account as of any date shall be equal to the aggregate value of all contributions and all investment earnings deemed credited to his Account as of the Valuation Date coinciding with or immediately preceding such date, plus any Matching Contributions required to be credited to such Account as provided by Section 3.3, all as determined in accordance with this Article III.

3.8 Vesting.

(a) Deferral Contributions. A Participant shall at all times be fully vested in his Deferral Contributions and the earnings credited to his Account with respect to such Deferral Contributions.

(b) Company Contributions.

(1) Matching Contributions. A Participant shall be vested in his Matching Contributions, and the earnings credited to his Account with respect to such Matching Contributions, to the same extent the Participant would be vested in any matching contributions credited to his account under the 401(k) Plan if he participated in such plan.

(2) Discretionary Contributions. Discretionary Contributions credited to a Participant’s Account shall vest in accordance with the Retirement Plan Committee’s directions applicable to such contributions, as provided in Section 3.4.

(c) Accelerated Vesting.

(1) Vesting Upon Termination of Employment Due to Death or Disability. Notwithstanding any provision of the Plan to the contrary, a Participant shall become fully vested in his Account upon his termination of employment due to his death or Disability.

(2) Vesting Upon the Occurrence of a Change in Control. If a Change in Control occurs, all Participants shall be immediately 100% vested in the Company Contributions credited to their Accounts as of the date of such Change in Control. Company Contributions credited to such Participants’ Accounts after the date of a Change in Control shall continue to vest in accordance with the vesting rules generally applicable to such Participants’ Company Contributions.

(3) Discretionary Vesting. The Retirement Plan Committee, in its sole discretion, may provide for the earlier vesting of all or any portion of a Participant’s Account.

3.9 Notice to Participants of Account Balances.

At least once for each Plan Year, the Retirement Plan Committee shall cause a written statement of a Participant’s Account balance to be distributed to the Participant.

3.10 Good Faith Valuation Binding.

In determining the value of the Accounts, the Retirement Plan Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.

3.11 Errors and Omissions in Accounts.

If an error or omission is discovered in the Account of a Participant or in the amount of a Participant’s deferrals, the Retirement Plan Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV

INVESTMENT FUNDS

4.1 Selection by Retirement Plan Committee.

The Retirement Plan Committee may change, add or remove Investment Funds on a prospective basis at anytime(s) and in any manner it deems appropriate.

4.2 Participant Direction of Deemed Investments.

Each Participant generally may direct the manner in which his Account shall be deemed invested in and among the Investment Funds. Any Participant investment directions permitted hereunder shall be made in accordance with the following terms:

(a) Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.

(b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of his Account and the future contributions thereto that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Valuation Date, and each such election shall apply to the Participant’s Account and all future contributions credited to such Participant’s Account after the Retirement Plan Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Retirement Plan Committee may determine from time to time. Any Investment Election made pursuant to this subsection shall remain effective until changed by the Participant.

(c) Retirement Plan Committee Discretion. The Retirement Plan Committee shall have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the contribution types to which such elections apply, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Retirement Plan Committee that are inconsistent with the deadlines or procedures specified in this Section shall supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V

PAYMENT OF ACCOUNT BALANCES

5.1 Benefit Payments Upon Termination of Service for Reasons Other Than Death.

(a) General Rule Concerning Benefit Payments. In accordance with the terms of subsection (b) hereof, if a Participant terminates his employment with the Controlling Company and all of its Affiliates for any reason other than death, he (or his Beneficiary, if he dies after such termination of employment but before distribution of his Account) shall be entitled to receive a distribution of the entire vested amount credited to his Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

(b) Timing of Distribution.

(1) General Rule. Except as provided in subsection (b)(2) hereof, the vested benefit payable to a Participant under this Section shall be distributed as soon as administratively feasible after the date the Participant terminates his employment with the Controlling Company and all of its Affiliates for any reason other than death, provided, for purposes of this Section 5.1, a Participant who is a Nonemployee Director shall be deemed to have terminated employment upon his cessation of service as director.

(2) Annual Election. At the time the Participant elects to make Deferral Contributions for an applicable Plan Year, such Participant may elect to have 100% of the Deferral and Company Contributions for that Plan Year, plus earnings attributable thereto, paid or commenced as of the date specified in the Deferral Election (whether before or after the termination of his employment), but not earlier than 3 years after the end of the Plan Year for which such election applies. The Retirement Plan Committee shall pay the Participant’s benefit as soon as administratively feasible after the time(s) specified in such Deferral Election(s), unless with respect to such scheduled benefit commencement date (as determined in accordance with the preceding or subsection (b)(1) hereof), the Participant has made an election in writing at least 12 months before such scheduled benefit commencement date to delay the payment of the benefit payable on such date to a later date, and such benefit shall be paid as soon as administratively feasible after such delayed date. Deferral and Company Contributions, plus earnings attributable thereto, for any Plan Year for which a Participant does not submit a Deferral Election (but instead Deferral Contributions pursuant to a Deferral Election initially submitted for an earlier Plan Year) shall be distributed to the Participant on the date provided under Section 5.1(b)(1).

(3) Change in Control. In the event of a Change in Control, a Participant’s Account will be distributed to the Participant in the form of a lump sum on the date that is 8 months after such Change in Control unless the Participant, within 2 months following such Change in Control, has elected for such Account to be distributed upon the dates provided under Sections 5.1(b)(1) and (2), as applicable.

5.2 Form of Distribution.

(a) Single-Sum Payment. Except as provided in subsection (b), the benefit payable to a Participant under Section 5.1 shall be distributed in the form of a single-sum payment.

(b) Annual Installments. A Participant may elect to have the portion of his Account balance that will be paid upon his termination of employment (but not during his employment) paid in the form of annual installment payments. The following terms and conditions shall apply to installment payments made under the Plan:

(1) Length of Installment Payments. The installment payments shall be made in substantially equal annual installments (adjusted for investment income between payments in the manner described in Section 3.6) over a period of 10 years. The initial value of the obligation for the installment payments shall be equal to the amount of the Participant’s Account balance calculated in accordance with the terms of Section 5.1(a).

(2) Payments Following Death. If a Participant dies after payment of his benefit from the Plan has begun but before his entire benefit has been distributed, the remaining amount of his Account balance shall be distributed to the Participant’s designated Beneficiary in the form of a single-sum payment.

(3) Mandatory Cash-Out. Notwithstanding any election under this Section 5.2(b) to the contrary, in the event that payment of a Participant’s Account in the form of annual installments would, as of the date payments are scheduled to commence in accordance with Section 5.1(b), result in annual payments of $5,000 or less (or such other minimum amount as may be determined by the Retirement Plan Committee, in its sole discretion), the Retirement Plan Committee may require that such Participant’s Account be distributed in the form of a single lump-sum payment.

(4) Election and Modification of Form of Benefit. A Participant may elect in writing at the time the Participant commences participation in the Plan to receive the distribution of his Account balance upon his termination of employment in the form of annual installment payments. (A Participant who is participating in the Plan on the Effective Date may make an election to receive installment payments at the time the Participant submits his first Deferral Election that will be effective on or after the Effective Date; provided, to be effective, such election must be made at least 12 months prior to his termination of employment.) If a Participant does not initially elect the installment form of distribution for the portion of his benefit payable on his termination of employment, that benefit shall be paid in the form of a single-sum payment unless at least 12 months before the distribution date determined in accordance with Section 5.1(b), the Participant makes a one-time election in writing to receive such benefit in the form of installment payments (in accordance with the terms of this subsection (b)). In addition, a Participant who initially elected annual installment payments for the portion of his Account payable on his termination of employment under this subsection (b) may make a one-time election to receive such benefit in the form of a single-sum payment; provided, any such election to take a lump sum will be effective only if the benefit commencement date for such Account occurs no earlier than 12 months after the date the election to take a lump sum is made.

(c) Form of Assets. All distributions shall be made in the form of cash.

5.3 Death Benefits.

If a Participant dies before payment of his benefit from the Plan is made or commenced, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Retirement Plan Committee shall be entitled to receive a distribution of the entire vested amount credited to such Participant’s Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this Section, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure. The benefit shall be distributed to such Beneficiary or Beneficiaries, as soon as administratively feasible after the date of the Participant’s death, in the form prescribed in Section 5.2(b).

5.4 In-Service Distributions.

(a) Hardship Distributions. Upon receipt of an application for an in-service hardship distribution and the Retirement Plan Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Retirement Plan Committee shall cause the Controlling Company to pay an in-service distribution to such Participant. Such distribution shall be paid in a single-sum payment as soon as administratively feasible after the Retirement Plan Committee determines that the Participant has incurred a Financial Hardship. The amount of such single-sum payment shall be limited to the amount reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. The amount of such distribution shall reduce the Participant’s Account balance as provided in Section 3.5. In addition, the Participant receiving such distribution shall immediately cease to make Deferral Contributions and shall not be eligible to resume Deferral Contributions until the first day of the Plan Year beginning after the date of distribution. Such participant may resume active participation in the Plan on the first day of the following Plan Year by making a new Deferral Election and satisfying any other procedures for admission hereunder. If such Participant fails to make any such election on a timely basis, he shall be deemed to have elected not to participate in the Plan at that time.

(b) Distributions with Forfeiture. Notwithstanding any other provision of this Article V to the contrary, a Participant may elect, at any time prior to termination of his employment with the Controlling Company and all of its Affiliates, to receive a distribution of all or a portion of the entire vested amount credited to his Account, determined as of the Valuation Date on which such distribution is processed. Such distribution shall be made in the form of a single-sum payment as prescribed in Section 5.2(b), as soon as administratively feasible after the date of the Participant’s election under this subsection (b). At the time such distribution is made, an amount equal to 15% of the amount distributed shall be permanently and irrevocably forfeited (and, if the distribution request is for 85% or more of such Participant’s Account, the forfeiture amount shall be deducted from his distribution amount to the extent there otherwise will be an insufficient remaining Account balance from which to deduct this forfeiture). In addition, the Participant receiving such distribution shall immediately cease to actively participate in the Deferral Contributions component of the Plan and shall not be eligible to resume active participation in the Plan for a period of 12 months after such distribution. Such participant may resume active participation in the Deferral Contributions portion of the Plan on the first day of the calendar month coincident with or next following the 12-month anniversary of such distribution by making a new Deferral Election and satisfying any other procedures for admission hereunder. If such Participant fails to make any such election on a timely basis, he shall be deemed to have elected not to participate in the Plan at that time.

5.5 Beneficiary Designation.

(a) General. Participants shall designate and from time to time may redesignate their Beneficiaries in such form and manner as the Retirement Plan Committee may determine; provided, a married Participant may not designate a non-spouse Beneficiary unless the Participant’s spouse consents in writing to such designation.

(b) No Designation or Designee Dead or Missing. In the event that:

(1) a Participant dies without designating a Beneficiary;

(2) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or

(3) the Beneficiary designated by a Participant cannot be located by the Retirement Plan Committee within 1 year from the date benefits are to be paid to such person;

then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant.

5.6 Taxes.

If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income or other tax which the Participating Company shall be required to pay or withhold, the Participating Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interests hereunder are so affected. Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

5.7 Offset.

If and to the extent a Participant or Beneficiary has any financial obligation outstanding in favor of any Participating Company, the Retirement Plan Committee, in its sole discretion, may direct that any amounts payable hereunder to such Participant or Beneficiary will be reduced as an offset of such financial obligation, and the Retirement Plan Committee shall cause such offset amount to be applied against such obligation.

ARTICLE VI

CLAIMS

6.1 Claims.

(a) Initial Claim. Claims for benefits under the Plan may be filed with the Retirement Plan Committee on forms or in such other written documents, as the Retirement Plan Committee may prescribe. The Retirement Plan Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review.

(b) Appeal. Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Retirement Plan Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Retirement Plan Committee’s possession in order to prepare the appeal. The request for review, together with written statement of the claimant’s position, must be filed with the Retirement Plan Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Retirement Plan Committee’s decision shall be made within 60 days following the filing of the request for review. If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.

(c) Satisfaction of Claims. Any payment to a Participant or Beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Retirement Plan Committee and the Participating Companies, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Retirement Plan Committee or the Participating Companies. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Retirement Plan Committee or the Participating Companies receive a proper receipt and release.

ARTICLE VII

SOURCE OF FUNDS; TRUST

7.1 Source of Funds.

Except as provided in Section 7.2, each Participating Company shall provide the benefits described in the Plan from its general assets.

7.2 Trust.

If and to the extent that the Board decides to establish a trust to fund benefits hereunder, the following provisions shall apply:

(a) Establishment. To the extent determined by the Controlling Company, the Participating Companies shall transfer the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund shall be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Participating Company; provided, it is the intent of the Controlling Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Participating Companies.

(b) Distributions. Pursuant to the Trust Agreement, the Trustee shall make payments to Plan Participants and Beneficiaries in accordance with a payment schedule provided by the Participating Company. The Participating Company shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Participating Company.

(c) Status of the Trust. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

ARTICLE VIII

RETIREMENT PLAN COMMITTEE

8.1 Action.

Action of the Retirement Plan Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Retirement Plan Committee shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Retirement Plan Committee.

8.2 Rights and Duties.

The Retirement Plan Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret and administer the Plan;

(b) To amend the Plan, as provided in section 9.1;

(c) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(d) To compute and certify to the Participating Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(e) To authorize all disbursements by the Participating Company pursuant to the Plan;

(f) To maintain all the necessary records of the administration of the Plan;

(g) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(h) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Retirement Plan Committee shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

8.3 Compensation, Indemnity and Liability.

The Retirement Plan Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Retirement Plan Committee shall be paid by the Participating Companies. No member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Participating Companies shall indemnify and hold harmless the Retirement Plan Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1 Amendments.

The Board and the Retirement Plan Committee shall have the right, in the sole discretion of each, to amend the Plan in whole or in part at any time and from time to time. Any amendment shall be in writing and executed by a duly authorized member of the Board, the Retirement Plan Committee, or officer of the Controlling Company. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan shall remain in effect with respect to existing Account balances without permitting any new contributions; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent; provided further, no amendment approved by the Retirement Plan Committee alone shall increase the rate of Matching Contributions or affect the vesting of Participants unless the Board consents to such amendment. All Participants and Beneficiaries shall be bound by such amendment.

9.2 Termination of Plan.

The Controlling Company expects to continue the Plan but reserves the right to discontinue and terminate the Plan at any time, for any reason. Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. If the Plan is terminated, each Participant’s Account shall be distributed in a single-sum as soon as practicable after the date the Plan is terminated. The amount of any such distribution shall be determined as of the Valuation Date such termination distribution is to be processed. Such termination shall be binding on all Participants and Beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1 Taxation.

It is the intention of the Controlling Company that the benefits payable hereunder shall not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Company, or the Trust, as the case may be, to such Participants or Beneficiaries. When such benefits are so paid, it is the intention of the Controlling Company that they shall be deductible by the Participating Companies under Code Section 162.

10.2 No Employment Contract.

Nothing herein contained is intended to be nor shall be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company for any specific period of time.

10.3 Headings.

The headings of the various articles and sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a section shall refer to a section of the Plan unless specified otherwise.

10.4 Gender and Number.

Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.5 Assignment of Benefits.

The right of a Participant or his Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.

10.6 Legally Incompetent.

The Retirement Plan Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of the Participating Company for the amount of such payment to the person on whose account such payment is made.

10.7 Governing Law.

The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the 27th day of December, 2002.

RARE HOSPITALITY INTERNATIONAL, INC.

By:	/s/ Thomas W. Gathers
Title:	Executive VP of HR

EXHIBIT A

Participating Companies

Company Names	Effective Date
Bugaboo Creek Holdings, Inc.	February 1, 2000

Bugaboo Creek of Seekonk, Inc.	February 1, 2000

Capital Grille Holdings, Inc.	February 1, 2000

Grist Mill Holdings, Inc.	February 1, 2000

Hemenway Holdings, Inc.	February 1, 2000

One Brook, Inc.	February 1, 2000

Rare Hospitality International, Inc.	February 1, 2000

Rare Hospitality Management, Inc.	February 1, 2000

Rare Hospitality of Kansas, Inc.	February 1, 2000

A-1